                                                                      EXHIBIT 11


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-16611, of our reports dated July 11, 1997, relating to the Nuveen Flagship Multistate Trust III, including Nuveen Flagship Alabama Municipal Bond Fund, Nuveen Flagship Georgia Municipal Bond Fund, Nuveen Flagship Louisiana Municipal Bond Fund, Nuveen Flagship North Carolina Municipal Bond Fund, Nuveen Flagship South Carolina Municipal Bond Fund, and Nuveen Flagship Tennessee Municipal Bond Fund, included in the Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Public Accountants and Custodians" in such Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, Ohio
September 19, 1997